Exhibit 99.1

N E W S   R E L E A S E

Contact:
Phillip C. Bowman, CEO
Kevin P. Huffman, President, COO
Telephone:  (301) 352-3120
Website:  www.twsb.com

WSB Holdings, Inc. Announces First Quarter Results

BOWIE, MD — April 23, 2012 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for the quarter ending March 31, 2012.  WSB reports net earnings of $278,000 or $0.03 per basic and diluted share for the three months ended March 31, 2012, compared to net earnings of $236,000 or $0.03 per basic and diluted share for the comparable period of the prior year.

We are pleased to report positive earnings for the sixth consecutive quarter. This has been accomplished by lowering non-interest expenses. As compared to the same period last year, non-interest expense decreased 7% primarily as a result of reduced salaries and benefits due to the reduction in the number of loan originators needed to meet the current loan demand. As we continue to experience low loan demand levels, our interest income decreased 10% due to a decrease in our total loans held-for-investment portfolio offset by a 20% decrease in our interest expense for the three months ending March 31, 2012.  The decrease in interest expense during the period ended March 31, 2012 is the result of continued efforts to reduce our higher cost liabilities.

These efforts have allowed the Bank to maintain profitable in recent quarters despite the increasing pressure on Bank margins caused by the Federal Reserve policies and the significant slowdown in loan demand resulting from the stresses in the economy.

The Bank remains well in excess of the regulatory levels for being “well capitalized” and continues to look for profitable opportunities in this market to grow the Bank.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $376 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Our services include remote deposit capture services for our commercial customers, which allows us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended March 31,
	2012	2011	% Change
Interest income	$4,190,000	$4,662,000	(10)%
Interest expense	1,306,000	1,635,000	(20)
Net interest income	2,883,000	3,027,000	(5)
Non-interest income	983,000	947,000	4
Non-interest expenses	3,446,000	3,689,000	(7)
Provision for Loan Losses	0	0	0
Net Earnings	278,000	236,000	18
Basic Earnings Per Share	0.03	0.03	0
Diluted Earnings Per Share	0.03	0.03	0
Dividends Declared Per Share	0.00	0.00	0
Average Shares Outstanding	7,995,232	7,966,732	0
Average Diluted Shares Outstanding	7,995,232	7,967,387	0
Return on average assets	0.29%	0.24%	21
Return on average equity	2.05%	1.79%	15

	As of
	March 31, 2012	December 31, 2011	% Change
Total Assets	$376,517,000	$384,961,000	(2)%
Total loans held-for-investment	199,271,000	211,478,000	(6)
Total non performing loans to total loans held for investment	6.52%	6.07%	7
Allowance as a percentage of total gross loans held-for-investment	1.91%	2.90%	(34)
Total non-performing loans to total assets	3.45%	3.33%	4

Total non-performing assets to total assets	4.98%	4.59%	8
Deposits and borrowings	320,263,000	329,051,000	(3)
Total stockholders’ equity	54,244,000	54,273,000	(0)
Book value per share	$6.78	$6.79	(0)

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2012:
Tier 1 capital (to risk weighted assets)	$43,997,963	20.62%	$12,800,732	6.00%	$31,197,231	14.62%
Total capital (to risk weighted assets)	46,678,643	21.88%	21,334,553	10.00%	25,344,090	11.88%
Core capital (leverage) (to tangible assets)	44,001,583	11.97%	18,387,347	5.00%	25,614,236	6.97%